UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2012

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

New Prague Commons

On October 12, 2012, Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), through a joint venture formed between a group of institutional international investors advised by CBRE Investors Global Multi Manager (the “CBRE Global Investors”) and the Company’s wholly-owned subsidiary (the “Joint Venture”), purchased a grocery-anchored shopping center known as New Prague Commons for approximately $10.2 million, exclusive of closing costs. The Company holds an approximate 54% interest in the Joint Venture and the CBRE Global Investors hold the remaining approximate 46% interest. The Joint Venture funded the purchase price with proceeds of approximately $6.8 million from a term loan agreement with U.S. Bank, proceeds of approximately $1.8 million from the Company’s initial public offering and approximately $1.6 million provided by the CBRE Global Investors. New Prague Commons contains 59,948 rentable square feet and is located on approximately 8.0 acres of land in New Prague, Minnesota, a suburb of Minneapolis-St. Paul. New Prague Commons was originally constructed in 2008.

New Prague Commons is approximately 98.2% leased to seven tenants. The largest tenant at New Prague Commons is a Coborn’s grocery store, which occupies approximately 76.2% of the rentable square feet at New Prague Commons. The current aggregate annual effective rent for the tenants of New Prague Commons is approximately $841,000 and the current weighted-average remaining lease term for the tenants is approximately 8.6 years. The current weighted-average effective rental rate over the lease term, which is calculated as the annualized effective rent divided by the leased rentable square feet, is approximately $14.29 per square foot.

Based on the current condition of New Prague Commons, the Company does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes that New Prague Commons is adequately insured.

Press Release

On October 17, 2012, the Company issued a press release announcing its acquisition of New Prague Commons.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release dated October 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: October 17, 2012	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

Ex. 99.1	Press Release dated October 17, 2012